EXHIBIT (11.1)

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--DILUTED
FISCAL YEARS ENDED FEBRUARY 5, 2000, FEBRUARY 6, 1999
AND FEBRUARY 7, 1998 (in thousands except per share amounts)
                                1999        1998       1997
                             ----------  ----------  ---------
Common shares outstanding
 at beginning of
 fiscal period                 17,730      17,499      17,239
Shares issued during
 the period-weighted average       50         144         166
Shares issuable under
 employee stock plans -
 weighted average                  39          39          38
Dilutive effect of exercise
 of certain stock options         302         243         186

Less:  Treasury stock -
 weighted average              (8,111)     (7,708)     (5,758)
                             ---------   ---------   ---------
Weighted average number
 of common and common
 equivalent shares             10,010      10,217      11,871
                             =========   =========   =========
Net earnings (loss)
 applicable to common shares:
  From continuing
   operations                $  3,197    $ 21,276    $ 13,286
  From discontinued
   operations                  (6,429)        668        (573)
                             ---------   ---------   ---------
      Net earnings (loss)    $ (3,232)   $ 21,944    $ 12,713
                             ---------   ---------   ---------
Earnings (loss) per common
 share:
  From continuing
   operations                $   0.32    $   2.08    $   1.12
  From discontinued
   operations                   (0.64)       0.07       (0.05)
                             ---------   ---------   ---------
     Net earnings (loss)     $  (0.32)   $   2.15    $   1.07
                             =========   =========   =========

Options to purchase 182,500 and 182,500 shares of common stock at $30.00 and $35.00 per share, respectively, were outstanding during 1999 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on February 2, 2003 and February 2, 2004, respectively, were still outstanding at the end of fiscal year 1998.